Results of Shareholder Meeting (Unaudited)
At the special meeting of shareholders of MFS Limited Maturity Fund, which was held on October 19, 2001, the following actions were taken: Item 1. To elect a Board of Trustees.

                                             Number of Shares

Nominee                             For           Withhold Authority
Jeffrey L. Shames                   29,124,686         358,295
John W. Ballen                      29,180,900         302,081
Lawrence H. Cohn, M.D.              29,135,207         347,774
The Hon. Sir J. David Gibbons, KBE  29,153,615         329,366
William R. Gutow                    29,169,063         313,918
J. Atwood Ives                      29,191,849         291,132
Abby M. O'Neill                     29,150,960         332,021
Lawrence T. Perera                  29,192,821         290,160
William J. Poorvu                   29,196,160         286,821
Arnold D. Scott                     29,191,849         291,132
J. Dale Sherratt                    29,178,668         304,313
Elaine R. Smith                     29,152,705         330,276
Ward Smith                          29,191,347         291,634
Item 2. To amend or remove certain fundamental investment policies.
Number of Shares
For 21,017,314
Against 662,825
Abstain 663,189
Broker Non-votes 7,139,653
Item 3. To approve a new investment advisory agreement with Massachusetts Financial Services Company.
Number of Shares
For 28,505,589
Against 484,881
Abstain 492,511
Item 4. To ratify the selection of the independent public accountants for the current fiscal year.
Number of Shares
For 28,723,181
Against 259,394
Abstain 500,406